OMB APPROVAL
                                                      --------------------------
                                                      OMB Number 3235-0362
--------                                              Expires: January 31, 2005
 FORM 5    U.S. SECURITIES AND EXCHANGE COMMISSION    Estimated average burden
--------        Washington, D.C. 20549                hours per response.. 1.0
                                                      --------------------------
[ ] Check box if no longer
    subject to Section 16.
    Form 4 or Form 5 obligations
    may continue.
    See Instruction 1(b).
[ ] Form 3 Holdings Reported
[ ] Form 4 Transactions Reported

               ANNUAL STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP

    Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,
       Section 17(a) of the Public Utility Holding Company Act of 1935 or
              Section 30(h) of the Investment Company Act of 1940


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1. Name and Address of Reporting Person*


     Rice           Patricia          A.
     ------------------------------------------
     (Last)         (First)         (Middle)


     4716 Old Gettysburg Road, P.O. Box 2034
     ------------------------------------------
                    (Street)


     Mechanicsburg     PA              17055
     ------------------------------------------
     (City)            (State)           (Zip)


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2. Issuer Name and Ticker or Trading Symbol

     Select Medical Corporation - NYSE (SEM)

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3. IRS Identification Number of Reporting
   Person, if an entity (Voluntary)

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4. Statement for Month/Year

     December 31, 2002
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5. If Amendment, Date of Original (Month/Year)

     /  /
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6. Relationship of Reporting Person(s)
   to Issuer
   (Check all applicable)

         Director                      10% Owner
       X Officer (give title           Other (specify below)
                   below)

Executive Vice President and Chief Operating Officer
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7. Individual or Joint/Group Reporting
   (Check applicable line)

      X  Form Filed by One Reporting Person
         Form Filed by More than One Reporting
         Person

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

           Table I - Non-Derivative Securities Acquired, Disposed of,
                              or Beneficially Owned
 -----------------------------------------------------------------------------------------------------------------------------------

 1. Title of Security  2. Trans-   2A.      3.Transaction 4. Securities       5. Amount of     6. Ownership Form: 7.Nature of
    (Instr. 3)            action   Deemed     Code           Acquired (A)        Securities       Direct (D) or     Indirect
                          Date     Execution  (Instr. 8)     or Disposed of      Beneficially     Indirect (I)      Beneficial
                          (Month/  Date, if                  (D) (Instr. 3,      Owned at the     (Instr. 4)        Ownership
                          Day/     any                       4 and 5)            end of Issuer's                    (Instr. 4)
                          Year)    (Month/                                       Fiscal Year
                                   Day/                                          (Instr. 3and 4)
                                   Year)
                                                           Amount  (A)or Price
                                                                    (D)
                                                                                                                   Fritsch (IRA)
------------------------------------------------------------------------------------------------------------------------------------

*  If the form is filed by more than one reporting person, see instruction
   4(b)(v).

Table II - Derivative Securities Acquired, Disposed of, or Beneficially Owned
           (e.g., puts, calls, warrants, options, convertible securities)
----------------------------------------------------------------------------------------------------------------------------------


1.Title of   2.Conver-  3.Trans-  3A.     4.Transac- 5.Number   6.Date        7.Title    8.Price  9.Number  10. Owner- 11.Nature
  Derivative   sion or    action  Deemed    tion       of         Exer-         and        of       of          ship     of
  Security     Exercise   Date    Execu-    Code       Deriv-     cisable       Amount     Deriv-   Deriv-      of De-   Indir-
  (Instr. 3)   Price of   (Month/ tion      (Instr.    ative      and Ex-       of         ative    ative       riva-    ect
               Deriv-     Day/    Date, if   8)        Secur-     pira-         Under-     Secur-   Secur-      tive     Bene-
               ative      Year)   any                  ities      tion          lying      ity      ities       Secu-    ficial
               Security           (Month/              Ac-        Date          Secur-     (Instr.  Bene-       Direct   Owner-
                                  Day/Year)            quired     (Month/       ities      5)       ficially    (D) or    ship
                                                       (A) or     Day/          (Instr.             Owned at    Indirect (Instr.
                                                       Disposed   Year)         3 and 4)            End of      (I)       4)
                                                       of (D)                                       Year        (Instr. 4)
                                                       (Instr.                                      (Instr. 4)
                                                       3, 4 and
                                                       5)


                                                      (A) (D)     Date   Ex-    Title Amount
                                                                  Ex-    pir-         or
                                                                  ercis- ation        Number
                                                                  able   Date         of
                                                                                      Shares

Non-qualified   $15.25    5/13/02               A     300,000    5/13/09 5/12/12 Com- 300,000       300,000     (D)
Stock Options                                                       (1)          mon
(right to buy)                                                                   Stock
----------------------------------------------------------------------------------------------------------------------------------

     Explanation  of Responses:

     (1) All options are scheduled to vest on 5/13/09; however, the vesting of some or all of the options may be accelerated in accordance with section 4(b) of the Company's Second Amended and Restated 1997 Stock Option Plan.




                          /s/ Patricia A. Rice                    1/27/03
                         ---------------------------------     ---------------
                         ** Signature of Reporting Person        Date


** Intentional misstatements or omissions of facts constitute Federal Criminal Violations. See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).


Note: File three copies of this Form, one of which must be manually signed. If space provided is insufficient, see Instruction 6 for procedure.





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